EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of URS Corporation of our report dated February 25, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidating financial information included in Note 18 as to which the date is April 17, 2013, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in URS Corporation’s Current Report on Form 8-K dated April 17, 2013.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
May 23, 2013

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